Exhibit 99.1

Contacts:	Sharon S. Wenzl
Cooper-Standard Automotive
(248) 596-6211
sswenzl@cooperstandard.com

COOPER-STANDARD AUTOMOTIVE ANNOUNCES THAT IT HAS OBTAINED WAIVER AND

FORBEARANCE AGREEMENTS FROM LENDERS AND NOTEHOLDERS

Talks with Stakeholders Continue

NOVI, Mich. - July 15, 2009 - Cooper-Standard Holdings Inc. (“Cooper-Standard”), parent company of Cooper-Standard Automotive Inc. (the “Company”), announced today that it has secured a limited waiver agreement with lenders under its senior credit agreement and forbearance agreements with holders of its 7% senior notes due 2012 and 8  3/8% senior subordinated notes due 2014. The Company said it intends to continue discussions with its senior lenders and noteholders through the applicable waiver and forbearance periods to facilitate a restructuring of the Company’s balance sheet. The Company’s businesses will continue to operate normally during this process.

Under the limited waiver agreement, the lenders under the Company’s senior credit agreement have agreed to waive through August 14, 2009 certain events of default under the senior credit agreement, including the Company’s non-payment of the interest payments due on the notes on June 15, 2009 within the applicable 30-day grace period. The waiver period will expire on July 28, 2009 in the event the lenders under the senior credit agreement do not provide a notice of continuation by July 27, 2009.

Under the forbearance agreements, holders of more than 75% of the senior notes and holders of a majority of the senior subordinated notes agreed that through August 14, 2009 they will not exercise their rights and remedies under the indentures governing the notes relating to the Company’s non-payment of the June 15th interest payments.

“We appreciate the extended time and support from our lenders,” said James S. McElya, Chairman and Chief Executive Officer of Cooper-Standard. “These agreements are a positive step in the process that we believe will result in an improved balance sheet that is more in line with today’s new automotive market.”

Additional details about the Company’s senior credit agreement, senior notes and senior subordinated notes are available in the company’s annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and NVH control systems, which are represented within the company’s two operating divisions: North America and International. Cooper-Standard Automotive employs approximately 16,000 people globally with more than 70 facilities throughout the world. For more information, visit the company’s Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners Funds.

The Cypress Group is a New York-based private equity investment firm founded in 1994. Since its formation, Cypress has invested more than $3.5 billion of capital within its two funds. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

Goldman Sachs is one of the world’s largest private equity and mezzanine investors, having invested approximately US$66 billion in over 750 companies globally since 1986 and manages a diverse global portfolio of companies with 120 investment professionals active in the firm’s New York, London, Hong Kong, Tokyo, San Francisco and Mumbai offices. GS Capital Partners is the private equity vehicle through which The Goldman Sachs Group, Inc. conducts its large privately negotiated corporate equity investment activities. For more information, please visit www.gs.com/pia.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the company’s substantial leverage; limitations on flexibility in operating business contained in the company’s debt agreements; the company’s dependence on the automotive industry; availability and cost of raw materials; the company’s dependence on certain major customers; competition in the industry; sovereign and other risks related to the company conducting operations outside the United States; the uncertainty of the company’s ability to achieve expected cost reduction savings; the company’s exposure to product liability and warranty claims; labor conditions; the company’s vulnerability to rising interest rates; the company’s ability to meet customers’ needs for new and improved products in a timely manner; the company’s ability to attract and retain key personnel; potential conflicts of interests between owners and the company; the company’s recent status as a stand-alone company; the company’s legal rights to its intellectual property portfolio; the company’s underfunded pension plans; environmental and other regulations; and the possibility that the company’s acquisition strategy will not be successful. There may be other factors that may cause the company’s actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper-Standard Automotive will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which Cooper-Standard Automotive does not intend to update.

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